Filed Pursuant to Rule 424(b)(3)
Registration No. 333-253979

Prospectus

Integrated Media Technology Limited

625,000 Ordinary Shares

This prospectus relates to the offer and sale from time to time by the selling shareholder identified in this prospectus of up to 625,000 ordinary shares (the “Shares”) of Integrated Media Technology Limited, an Australian corporation.

The selling shareholder will receive all of the proceeds from any sales of the Shares offered pursuant to this prospectus. We will not receive any of these proceeds but we will incur expenses in connection with this offering.

The selling shareholder may sell the Shares at various times and in various types of transactions, including sales in the open market, sales in negotiated transactions and sales by a combination of these methods. Shares may be sold at the market price at the time of a sale, at prices relating to the market price over a period of time or at prices negotiated with the buyers of Shares. See “Plan of Distribution” for more information.

The Shares are listed on The Nasdaq Capital Market under the symbols “IMTE”.

We are an “emerging growth company,” as that term is used in the Jumpstart Our Business Startups Act of 2012, and, as such, we have elected to comply with certain reduced public company reporting requirements.

Investing in the Shares involves risks. See “Risk Factors” beginning on page 7 of this prospectus.

Prospectus dated March 19, 2021

ABOUT THIS PROSPECTUS

This prospectus relates to the resale, from time to time, of up to 625,000 ordinary shares of Integrated Media Technology Limited, being offered by the selling shareholder identified herein. Under this registration statement, the selling shareholder may sell the shares at various times and in various types of transactions. We will not receive any of the proceeds from these sales, but we will incur expenses in connection with this offering. This document may only be used where it is legal to sell these securities.

This prospectus only provides you with a general description of the securities being offered. Each time the selling shareholder sells any of the offered shares, such selling shareholder will provide this prospectus and a prospectus supplement, if applicable, that will contain specific information about the terms of the offering. The prospectus supplement may also add, update or change any information contained in this prospectus. You should carefully read this prospectus, any prospectus supplement and any free writing prospectus relating to the offered share that is prepared by us or otherwise authorized by us, together with the additional information described under the section “Where You Can Find Additional Information”.

Unless otherwise indicated or the context implies otherwise:

•	“we,” “us,” “our” or “IMTE” refers to Integrated Media Technology Limited, an Australian corporation, and its subsidiaries; and

•	“shares” or “ordinary shares” refers to our ordinary shares.

Our reporting and functional currency is the Australian dollar. Solely for the convenience of the reader, this prospectus contains translations of some Australian dollar amounts into U.S. dollars at specified rates. Except as otherwise stated in this prospectus, all translations from Australian dollars to U.S. dollars are based on the rate published by the Reserve Bank of Australia on the date indicated. No representation is made that the Australian dollar amounts referred to in this prospectus could have been or could be converted into U.S. dollars at such rate.

This prospectus and the information incorporated herein by reference contain summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under the section entitled “Where You Can Find Additional Information.” We urge you to read carefully this prospectus, together with the information incorporated herein by reference before deciding whether to invest in any of the shares being offered by the selling shareholder.

All references to “$” in this prospectus refer to Australian dollars or U.S. dollars, as the context requires based on the foregoing. All references to “A$” in this prospectus mean Australian dollars. All references to “US$” in this prospectus mean U.S. dollars.

Our fiscal year end is December 31. References to a particular “fiscal year” are to our fiscal year ended December 31 of that calendar year.

Unless otherwise indicated, the consolidated financial statements and related notes incorporated by reference in this prospectus have been prepared in accordance with International Accounting Standards and also comply with International Financial Reporting Standards, or IFRS, and interpretations issued by the International Accounting Standards Board, or IASB, which differ in certain significant respects from Generally Accepted Accounting Principles in the United States, or GAAP.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that are subject to a number of risks and uncertainties, many of which are beyond our control. All statements, other than statements of historical fact included in this prospectus, regarding our strategy, future operations, financial position, projected costs, prospects, plans and objectives of management are forward-looking statements. When used in this prospectus, the words “could,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “may,” “continue,” “predict,” “potential,” “project,” or the negative of these terms, and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, levels of activity, performance or achievements to be materially different from the information expressed or implied by these forward-looking statements. Although we believe that we have a reasonable basis for each forward-looking statement contained in this prospectus, we caution you that these statements are based on a combination of facts and important factors currently known by us and our expectations of the future, about which we cannot be certain.

Forward-looking statements may include statements about:

•	our plans to develop and successfully commercialize our products;
•	our ability to successfully integrate our business operations with Sunup Holdings Limited, in which we recently acquired a majority interest;
•	our ability to operate as a going concern;
•	our ability to effectively compete in our industry;
•	the strength of our brand;
•	our ability to comply with Nasdaq’s continued listing requirements;
•	the liquidity of our securities;
•	the potential of business acquisitions and the success of their integration within our business;
•	the success of our collaborations and alliances with third parties regarding the development and distributions of our products;
•	the timing of the initiation and completion of our research projects;
•	the potential impact on our business of the economic, political and social conditions of the People's Republic of China (the “PRC”);
•	the potential impact on our business of the interpretation and/or application of the PRC laws;
•	the potential impact on our business by the COVID-19 pandemic;
•	expectations regarding expenses, ongoing losses, future revenue and capital needs;
•	our use of proceeds from any offering made pursuant to this prospectus;
•	the length of time over which we expect our cash and cash equivalents to be sufficient;
•	our intellectual property position, including our ability to defend our intellectual property rights, and the duration of our patent portfolio; and
•	other risks and uncertainties, including those listed under the caption “Risk Factors” in this prospectus and the documents incorporated by reference, including our Annual Report on Form 20-F, as amended, and our other reports and filings we make with the SEC from time to time.

All forward-looking statements speak only as of the date of this prospectus. You should not place undue reliance on these forward-looking statements. Although we believe that our plans, objectives, expectations and intentions reflected in or suggested by the forward-looking statements we make in this prospectus are reasonable, we can give no assurance that they will be achieved. We disclose important factors that could cause our actual results to differ materially from our expectations under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and elsewhere in this prospectus.

The forward-looking statements made in this prospectus relate only to events or information as of the date on which the statements are made in this prospectus. Except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events.

PROSPECTUS SUMMARY

This summary provides a brief overview of information contained elsewhere in this prospectus and is qualified in its entirety by the more detailed information and the financial statements and notes thereto included elsewhere in this prospectus. This summary does not contain all of the information that you should consider before investing in the shares. You should read the entire prospectus carefully before making an investment decision, including the information presented under the headings “Risk Factors”, “Cautionary Note Regarding Forward-Looking Statements” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the historical consolidated financial statements and the related notes to those financial statements included elsewhere in this prospectus.

BUSINESS

IMTE is an Australia company engaged in the business of glasses-free 3D (also known as autostereoscopic 3D) display, the manufacture and sale of nano coated plates for air filters and the sale of electronic glass. These two new business operations in air filters and electronic glass are expected to form the foundation of our future growth strategy. See below under “Business” for more information.

Recent Private Placement and Concurrent SEC-registered Offering

On February 22, 2021, the Company entered into a Securities Purchase Agreement for the sale of 625,000 ordinary shares of the Company to an institutional accredited investor at a price of US$4.00 per share for US$2,500,000. The Company offered 625,000 ordinary shares of the Company (the "Shares") in a private placement (the "Private Placement"). The transaction closed on February 22, 2021. This prospectus relates to the resale of the Shares by the institutional accredited investor.

CORPORATE INFORMATION

IMTE was incorporated under the laws of the Commonwealth of Australia on August 8, 2008 under the name "China Integrated Media Corporation Limited." On October 12, 2016, we changed the name to Integrated Media Technology Limited.

The registered office is located at Level 7, 420 King William Street, Adelaide, SA 5000, Australia and our telephone number is +61 8 7324 6018 and our fax number is +61 8 8312 0248. Our principal office is located at Suite 801, 8/F., Siu On Center, 188 Lockhart Road, Wanchai, Hong Kong and our telephone number is +852 2989 0200. Our address on the Internet is www.imtechltd.com.

IMPLICATIONS OF BEING AN EMERGING GROWTH COMPANY

Currently, we qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. An emerging growth company may avail itself of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies. For example, we rely on an exemption from the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, relating to internal control over financial reporting, and we will not provide such an attestation from our auditors for as long as we qualify as an emerging growth company.

We will remain an emerging growth company until the earliest of:

•	the end of the fiscal year in which the fifth anniversary of the completion of our initial public offering in the United States occurs, or December 31, 2025;
•	the end of the first fiscal year in which the market value of our ordinary shares held by non-affiliates exceeds US$700 million as of the end of the second quarter of such fiscal year;
•	the end of the first fiscal year in which we have total annual gross revenues of at least US$1.07 billion; and
•	the date on which we have issued more than US$1.0 billion in non-convertible debt securities in any rolling three-year period.

Once we cease to be an emerging growth company, we will not be entitled to the exemptions provided for by the JOBS Act.

IMPLICATIONS OF BEING A FOREIGN PRIVATE ISSUER

We are also considered a “foreign private issuer” pursuant to Rule 405 under the Securities Act of 1933, as amended. As a foreign private issuer, we are exempt from certain rules under the Securities Exchange Act of 1934, as amended, or the Exchange Act, that impose certain disclosure obligations and procedural requirements for proxy solicitations under Section 14 of the Exchange Act. In addition, our officers, directors and principal shareholders are exempt from the reporting and “short-swing” profit recovery provisions of Section 16 of the Exchange Act and the rules under the Exchange Act with respect to their purchases and sales of our common shares. Moreover, we are not required to file periodic reports and financial statements with the U.S. Securities and Exchange Commission, or SEC, as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. In addition, we are not required to comply with Regulation FD, which restricts the selective disclosure of material information.

We may take advantage of these exemptions until such time as we are no longer a foreign private issuer. We would cease to be a foreign private issuer at such time as more than 50% of our outstanding voting securities are held by U.S. residents and any of the following three circumstances applies: (1) the majority of our executive officers or directors are U.S. citizens or residents; (2) more than 50% of our assets are located in the United States; or (3) our business is administered principally in the United States. We are required to determine our status as a foreign private issuer on an annual basis at the end of our second fiscal quarter.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

The following tables set forth summary historical financial data for the periods indicated.

The selected financial data have been derived from the consolidated financial statements of IMTE for and as of the years ended December 31, 2019, 2018, and 2017 incorporated by reference in this Registration Statement. The selected financial statements for the interim periods ended June 30, 2020, and June 30, 2019, have been derived from the interim unaudited consolidated financial statements of the Company for such interim periods. The selected financial data as of December 31, 2016 and 2015 and for the years ended December 31, 2016, and 2015 have been derived from the consolidated financial statements of IMTE which are not incorporated by reference in this Registration Statement.

In our management’s opinion, these financial statements include all adjustments necessary for the fair presentation of our financial condition as of such dates and our results of operations for such periods. Our financial statements have been prepared in Australian dollars and in accordance with International Financial Reporting Standards, as issued by the International Accounting Standards Board. You should read the selected consolidated financial data in conjunction with our consolidated financial statements and related notes, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus. Our historical results do not necessarily indicate our expected results for any future periods.

Consolidated Statement of Profit or Loss and Other Comprehensive Income /(Loss) Data:

	Six Months Ended June 30,		Year Ended December 31,
	2020	2019	2019	2018	2017	2016	2015
	(Unaudited)	(Unaudited)	(Audited)	(Audited)	(Audited)	(Audited)	(Audited)
	(expressed in A$)
Total revenue	527,224	519,968	2,411,213	1,815,475	10,153,636	14,039,248	7,306,699
Cost of sales	(331,663)	(232,137)	(1,008,821)	(723,711)	(2,548,064)	(2,027,743)	(2,984,291)
Depreciation and amortization expenses	(1,384,151)	(1,696,130)	(3,174,784)	(2,029,373)	(2,021,131)	(2,147,231)	(383,635)
Corporate administrative expenses	(2,291,963)	(3,454,174)	(6,336,243)	(4,384,357)	(2,522,927)	(2,447,545)	(1,432,564)
Gain / (loss) on disposal of a subsidiary	(28,990)	-	-	608,995	-	(872)	-
Other operating expenses	(774,979)	(823,985)	(2,543,571)	(2,503,507)	(1,510,267)	(1,627,234)	(506,245)
Gain on fair value change in derivative financial instruments	-	-	127,551	709,543	-	-	-
Provision for impairment loss of goodwill	-	(4,486,301)	(4,486,301)	(9,953,311)	-	-	-
Exchange (loss) / gain	(62,847)	-	(10,296)	493,365	61,307	(100,950)	-
Finance costs	(487,871)	(703,825)	(1,561,625)	(1,383,399)	(107,101)	(73,666)	-
Income tax credit / (expense)	-	104,638	(117,322)	507,057	187,213	(2,018,939)	356,158
Net (loss) / profit	(4,835,240)	(10,771,946)	(16,700,199)	(16,843,223)	1,692,666	3,595,068	2,356,122
(Loss) / profit per share - basic and diluted (post-reverse split)	(1.32)	(3.14)	(4.63)	(5.93)	0.64	1.37	1.18
Weighted average number of ordinary shares outstanding (post-reverse split) - basic and diluted	3,519,720	3,377,386	3,377,386	2,692,543	2,643,611	2,643,611	1,922,143

	As of June 30		As of December 31
	2020	2019	2019	2018	2017	2016	2015
	(Unaudited)	(Unaudited)	(Audited)	(Audited)	(Audited)	(Audited)	(Audited)
	(expressed in A$)

Cash and cash equivalents	139,174	(740,826)	(166,758)	1,514,215	2,860,014	1,820,994	6,883,196
Working capital	(5,843,516)	(8,441,124)	(12,763,614)	1,279,813	5,478,132	8,263,311	7,642,256
Total assets	7,334,620	21,954,316	19,946,276	26,033,074	35,859,449	43,481,437	37,271,467
Non-current liabilities	2,759,406	3,062,290	1,874,392	4,690,822	16,748,877	22,657,065	24,464,929
Total shareholders' (deficit) / equity	(2,842,598)	6,021,347	79,023	16,621,751	15,390,334	14,354,982	11,086,012

(1)	All previously reported share and per share amounts have been restated to reflect the reverse stock split of thirty-to-one effective on May 8, 2017.

CAPITALIZATION AND INDEBTEDNESS

The following table sets forth our cash and cash equivalents and capitalization:

•	on an actual basis as of June 30, 2020;
•	on an adjusted basis to give effect to the sale of 450,000 shares in the amount of US$1,350,000 by private placement on September 8, 2020;
•	on an adjusted basis to give effect to the issuance of 4,471 shares in the amount of US$17,000 to the provision of IT development on September 15, 2020;
•	on an adjusted basis to give effect to the issuance of 500,000 shares in the amount of US$1,500,000 to purchase a total of 51% interests in Sunup Holdings Limited on September 20, 2020;
•	on an adjusted basis to give effect to the aggregate of first issuance of the 700,000 shares in the amount of US$2,100,000 on July 20, 2020 and second issuance of 241,667 shares in the amount of US$725,000 by conversion of a convertible promissory note on October 6, 2020;
•	on an adjusted basis to give effect to the issuance of 46,741 shares in the amount of US$126,000 for the settlement of interest on a convertible promissory note on October 6, 2020;
•	on an adjusted basis to give effect of the issuance of 600,000 ordinary shares on December 2, 2020, and the application of the proceeds of US$1,800,000 (A$2,623,000) from the sale of those shares;
•	on an adjusted basis to give effect of the issuance of convertible promissory note issued on December 21, 2020 in the amount of US$1,650,000 (A$2,180,000);
•	on an adjusted basis to give effect of the issuance of 307,692 ordinary shares on December 21, 2020 and the application of the proceeds of US$1,000,000 (A$1,457,000) from the sale of those shares;
•	on an adjusted basis to give effect of the issuance of 17,744 ordinary shares in the amount of US$64,100 (A$84,000) to the performance remuneration on February 2, 2021;
•	on an adjusted basis to give effect of the issuance of 2,768 ordinary shares in the amount of US$10,000 (A$13,000) with respect to the provision of accounting and administrative services on February 5, 2021; and
•	on an adjusted basis to give effect of the issuance of 573,350 ordinary shares to be issued on or about on March 12, 2021, and the application of the proceeds of US$2,293,400 (A$2,942,000) from the sale of the shares (1).

	As of June 30, 2020
	Actual	As Adjusted
	A$'000	A$'000

Cash and cash equivalents	139	12,180

Convertible promissory note due Jan 2022	2,744	2,728
Convertible promissory note due Dec 2022	-	2,180
Other borrowings (2)	4,118	170
	6,862	5,078
Share capital	20,310	38,653
Foreign currency translation reserves	861	861
Other reserves	2,704	2,704
Accumulated losses	(28,724)	(28,917)
Total equity (deficit)	(4,849)	13,301
Total capitalization	2,013	18,379

Note:
	(1)	On March 4 2021, the Company entered into subscription agreements in a private placement with twelve investors outside the United States to subscribe a total of 573,350 shares in the Company at a price of US$4.00 per share for total proceeds of US$2,293,400. We would use the proceeds to build out of manufacturing infrastructure and working capital.

	(2)	Subject to shareholder approval, we will have two other convertible debt agreements with directors and officers of the Company to issue up to 401,939 shares in the Company at a price of US$3.61 for a total debts of US$1,451,000.

USE OF PROCEEDS

The selling shareholder will receive all of the proceeds from any sales of our shares offered by this prospectus. We will not receive any proceeds from the resale of the shares by the selling shareholder.

DIVIDEND POLICY

Since our inception, we have not declared or paid any dividend on our ordinary shares. We intend to retain any earnings for use in our business and do not currently intend to pay cash dividends on our ordinary shares. Dividends, if any, on our outstanding ordinary shares will be declared by and subject to the discretion of our board of directors, and subject to Australian law.

RISK FACTORS

You should consider carefully the risks described below and the risks described under the heading “Risk Factors” in Item 3D of our Annual Report on Form 20-F for the fiscal year ended December 31, 2019, which Item 3D is herein incorporated by reference.

The integration of Sunup with our business operations may be unsuccessful

In September 2020, we acquired 51% of Sunup Holdings Limited (“Sunup”) for a total consideration of US$1,500,000. The profitability of this acquisition depends on our ability to successfully develop and integrate Sunup's business operations with our existing operations. As Sunup has only recently commenced commercial operations, there are uncertainties as to whether its business will be successfully developed and integrated into our existing business.

We do not intend to pay any dividends on our ordinary shares at this time.

We have not paid any cash dividends on our ordinary shares to date. The payment of cash dividends on our ordinary shares in the future will be dependent upon our revenue and earnings, if any, capital requirements, and general financial condition, as well as the limitations on dividends and distributions that exist under the laws and regulations of Australia, and will be within the discretion of our board of directors. It is the present intention of our board of directors to retain all earnings, if any, for use in our business operations and, accordingly, our board of directors does not anticipate declaring any dividends on our ordinary shares in the foreseeable future. As a result, any gain you will realize on our ordinary shares will result solely from the appreciation of such shares.

If we do not maintain compliance with the Nasdaq continued listing requirements, our securities will be subject to delisting

On June 19, 2020, the Company received a letter from the Listing Qualifications Staff (the "Staff") of The Nasdaq Stock Market LLC ("Nasdaq") notifying the Company that it no longer complied with Nasdaq Listing Rule 5550(b)(1) due to the Company's failure to maintain a minimum of US$2,500,000 in Stockholders' Equity (or meet the alternatives of market value of listed securities of US$35 million or US$500,000 in net income from continuing operations). On September 28, 2020, the Company announced that it believed that it was compliant as its Shareholders' Equity was approximately US$4.5 million. The Company subsequently received a letter from Nasdaq stating that the Staff had determined that the Company complies with the rule. However, the letter further stated that, if the Company fails to evidence compliance upon filing its next periodic report, it may be subject to delisting. In such event, the Staff will provide written notification to the Company, which will have an opportunity to appeal any such determination to a Hearings Panel. There are no assurances that our Shareholders' Equity will continue to be in compliance with the Nasdaq Listing Rule 5550(b)(1) of maintaining a minimum of US$2,500,000 in stockholders' equity or meet the alternatives of market value of listed securities of US$35 million or US$500,000 in net income from continuing operations. If the Company is in non-compliance of this requirement, then the Company could be subject to delisting.

In the event that our ordinary shares are delisted from Nasdaq, U.S. broker-dealers may be discouraged from effecting transactions in shares of our ordinary shares because they may be considered penny stocks and thus be subject to the penny stock rules.

The SEC has adopted a number of rules to regulate "penny stock" that restrict transactions involving stock which is deemed to be penny stock. Such rules include Rules 3a51-1, 15g-1, 15g-2, 15g-3, 15g-4, 15g-5, 15g-6, 15g-7, and 15g-9 under the Exchange Act. These rules may have the effect of reducing the liquidity of penny stocks. "Penny stocks" generally are equity securities with a price of less than US$5.00 per share (other than securities registered on certain national securities exchanges or quoted on Nasdaq if current price and volume information with respect to transactions in such securities is provided by the exchange or system). Our ordinary shares have in the past constituted, and may again in the future constitute, "penny stock" within the meaning of the rules. The additional sales practice and disclosure requirements imposed upon U.S. broker-dealers may discourage such broker-dealers from effecting transactions in shares of our ordinary shares, which could severely limit the market liquidity of such ordinary shares and impede their sale in the secondary market.

A U.S. broker-dealer selling penny stock to anyone other than an established customer or "accredited investor" (generally, an individual with net worth in excess of US$1,000,000 or an annual income exceeding US$200,000, or US$300,000 together with his or her spouse) must make a special suitability determination for the purchaser and must receive the purchaser's written consent to the transaction prior to sale, unless the broker-dealer or the transaction is otherwise exempt. In addition, the "penny stock" regulations require the U.S. broker-dealer to deliver, prior to any transaction involving a "penny stock", a disclosure schedule prepared in accordance with SEC standards relating to the "penny stock" market, unless the broker-dealer or the transaction is otherwise exempt. A U.S. broker-dealer is also required to disclose commissions payable to the U.S. broker-dealer and the registered representative and current quotations for the securities. Finally, a U.S. broker-dealer is required to submit monthly statements disclosing recent price information with respect to the "penny stock" held in a customer's account and information with respect to the limited market in "penny stocks".

Shareholders should be aware that, according to the SEC, the market for "penny stocks" has suffered in recent years from patterns of fraud and abuse. Such patterns include (i) control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer; (ii) manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases; (iii) "boiler room" practices involving high-pressure sales tactics and unrealistic price projections by inexperienced sales persons; (iv) excessive and undisclosed bid-ask differentials and markups by selling broker-dealers; and (v) the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, resulting in investor losses. Our management is aware of the abuses that have occurred historically in the penny stock market. Although we do not expect to be in a position to dictate the behavior of the market or of broker-dealers who participate in the market, management will strive within the confines of practical limitations to prevent the described patterns from being established with respect to our securities.

We may issue additional securities in the future, which may result in dilution to our shareholders.

As of March 2, 2021 we have 7,159,183 ordinary shares issued and outstanding, which does not include the number of shares to be issued under a previously issued and outstanding convertible promissory note. As of March 2, 2021 we have two outstanding convertible promissory notes of US$1,799,486 and US$1,650,000 at a conversion price of US$3.00 per share and US$3.25 per share respectively for a total of 1,107,520 shares issuable (the "Convertible Notes"). Under the terms of these Convertible Promissory Notes, there are adjustments to the conversion price if the Company issues shares below certain prices. In particular, if the Company issues shares below US$2.50 then the total shares issuable under the two Convertible Notes is 1,379,794. If the Company issues shares below US$1.50 then the total shares issuable under the two Convertible Notes is 2,299,657. In these cases, to the extent that the conversion rights are exercised by the noteholders, additional ordinary shares will be issued which will dilute our shareholders. In addition, subject to shareholder approval, we have two other convertible debt agreements to directors and officers of the Company to issue up to 401,939 shares in the Company at a price of US$3.61 for a total debts of US$1,451,000.

In addition, to the extent that we conduct additional equity offerings, additional ordinary shares will be issued, which may result in dilution to our current shareholders. Sales of substantial numbers of such shares in the public market would also result in further dilution to our shareholders and could adversely affect the market price of our ordinary shares.

Only a limited market exists for our ordinary shares which could lead to price volatility.

Our ordinary shares trade on Nasdaq. However, trading volumes for our ordinary shares have been historically low and volatile. The limited trading market for our ordinary shares may cause fluctuations in the market value of our ordinary shares to be exaggerated, leading to price volatility in excess of that which would occur in a more active trading market for our ordinary shares.

 We may seek to raise additional funds, finance acquisitions or develop strategic relationships by issuing securities that would dilute your ownership. Depending on the terms available to us, if these activities result in significant dilution, it may negatively impact the trading price of our ordinary shares.

We have financed our operations, and we expect to continue to finance our operations, acquisitions, if any, and the development of strategic relationships by issuing equity and/or convertible securities, which could significantly reduce the percentage ownership of our existing stockholders. Further, any additional financing that we secure, may require the granting of rights, preferences or privileges senior to, or pari passu with, those holders of our ordinary shares. Any issuances by us of equity securities may be at or below the prevailing market price of our ordinary shares and in any event may have a dilutive impact on your ownership interest, which could cause the market price of our ordinary shares to decline. We may also raise additional funds through the incurrence of debt or the issuance or sale of other securities or instruments senior to our ordinary shares. The holders of any securities or instruments we may issue may have rights superior to the rights of our shareholders. If we experience dilution from the issuance of additional securities and we grant superior rights to new securities over our shareholders, it may negatively impact the trading price of our ordinary shares and you may lose all or part of your investment.

The recurrence of the coronavirus disease COVID-19, or similar adverse public health developments in China, may materially and adversely affect our business and operating results.

The COVID-19 pandemic is currently impacting countries, communities, supply chains and markets globally. The outbreak of COVID-19 in China and Hong Kong has resulted in increased travel restrictions, border control, and shutdown of businesses, which may cause slower recovery of the China and Hong Kong economies. We may be adversely impacted from quarantines and market downturns related to pandemic fears and impact on our workforce if the virus continues to spread. COVID-19 affects our workforce and supplier's workforce, and as a result we are experiencing a slow resumption of operations and may experience delays or the inability to deliver goods on a timely basis. In addition, one or more of our customers, partners, service providers or suppliers may experience financial distress, delayed or defaults on payment, file for bankruptcy protection, sharp diminishing of business, or suffer disruptions in their business due to the outbreak. The extent to which COVID-19 impacts our results are highly uncertain and will include emerging information concerning the severity of COVID-19 and the actions taken by governments at various levels and private businesses to attempt to contain the virus. Wider-spread COVID-19 in China and globally could prolong the deterioration in economic conditions and could cause decreases in demand and reduce and/or negatively impact our ability to grow our revenues. Any decreased collectability of accounts receivable, bankruptcy of small and medium businesses, or early termination of agreements due to deterioration in economic conditions could negatively impact our results of operations. Although the Company is taking measures to mitigate the effect as much as possible, there is no assurance that the steps will be sufficient. In most respects it is too early in the pandemic to be able to quantify all the ramifications.

BUSINESS

At the beginning of 2019, IMTE was engaged in the business of development, manufacturing and distribution of glasses-free 3D (also known as autostereoscopic 3D) (“AST”) display. The year 2019 was a challenging year for our AST business as our development of technologies was undercapitalized and much of our work plan was postponed or delayed until funding was secured. We also faced difficulties with our subcontractors to resolve the manufacturing process problems which further delayed sales. In early 2020, the COVID 19 pandemic hit China and then spread to the rest of the world, putting our business on hold for most of 2020 and possibly longer. The economic outlook for retail business is uncertain as the extent of the people’s behavior change to stay at home more and rely on pick-up and delivery services. This will drastically affect our 3D advertising platform business.

In May 2020, as a cost cutting measure in the uncertain times ahead, we divested our research and development operation. Instead, we have focused on the marketing and sales of AST products and services. Most of the remaining development work will be outsourced with defined budgets. In the longer term, we may develop our technologies if we can see a clear path to market.

The Company is diversifying its business by dedicating resources to the electronic glass and the nano coated plates businesses. These two businesses will not be affected by COVID 19 as much as the AST business, which is operating in the retail advertising markets, in an uncertain pandemic environment. In particular, the air filter product should not be affected as much as the AST business because, in a pandemic environment, we expect people to consider purchasing devices that cleanse the air. As to the switchable glass business, this sector concerns a commercial product that is less susceptible to short-term interruptions in a pandemic environment because it does not depend on travel.

In line with our renewed business strategy, in August 2020, we acquired 25.5% interests in Sunup Holdings Limited ("Sunup") from each of Nextglass Technologies Corp. and Teko International Limited for US$750,000 each. In total, we acquired 51% of Sunup for a total consideration of US$1,500,000, which was paid by the issuance of a total of 500,000 shares at a price of US$3.00 per share. Sunup is engaged in the manufacturing and sale of nano coating plates used in air filters. Sunup has set up its equipment and began commercial production in November 2020. At the time of the acquisition, Sunup was a non-operating company and its only assets were equipment.

Currently, the Company is focused on the marketing and distribution of AST products, the manufacture and sale of nano coated plates for air filters, and the sale of electronic glass. We believe these two new business operations in air filters and electronic glass will form the foundation of our future growth strategy.

Consistent with our current strategy to diversify and expand our business operations, on December 21, 2020, the Company entered into an agreement to acquire the majority interest in Greifenberg Capital Limited ("Greifenberg"), a company that seeks to analyse credit risk using Big Data and Artificial Intelligence, for a total subscription amount of US$1,200,000. This investment provides the Company with an opportunity to integrate its business operation with use of new data and Artificial Intelligence to foster growth in the new digital economy. We believe that strategically integrating our businesses with Artificial Intelligence and Big Data tools will enhance our business operations, especially in the advertising sector such as tracking or predicting trends in consumer behavior. See "Material Contracts" for more information.

Consistent with our current strategy to diversify and expand our business operations, on January 28, 2021 the Company entered into an agreement to acquire a 70% equity interest in Shenzhen Koala Wisdom Fire Engineering Co., Ltd., a company in the business of Internet of Things. Pursuant to the agreement, the vendors will enter into contracts for deployment of a IoT Detection System of not less than RMB200,000 within 60 days from the date of the agreement. IMTE will purchase the 70% equity interest in Shenzhen Koala for US$40,000 ("Initial Consideration") by the issuance of a total of 10,000 ordinary shares in the Company. In addition, the Company shall pay a deferred consideration of the Profits (as defined below) less the Initial Consideration. The deferred consideration would be paid by the issuance of ordinary shares in the Company (to a maximum number of shares not equal or exceeding 20% of the then issued shares of the Company) at a price equal to 85% of the prior 15 days VAWP of the Company's share price immediately prior to the date of the parties agreeing to the Profits and such date may not be later than March 31, 2022. Profits is defined as the profits before taxation of Shenzhen Koala for the period from the completion date to December 31, 2021 and excluding any relevant gross profits from uncollected sales receipts.

On February 5, 2021, CIMC Marketing Pty Limited, a subsidiary of the Company, acquired 500 million shares representing approximately 15% or A$500,000 (approximately US$381,000) in Xped Limited ("Xped"), a company listed on the Australian Securities Exchange at the subscription price of A$0.001 per share. Xped is engaged in the business of selling professional healthcare technology equipment and solutions to healthcare facilities. Xped is focused on expanding into delivering assisted independent living technologies utilizing synergies with Xped's internet of Things (IoT) platform. Xped also intends to build on smart home and smart building solutions for a more efficient interactive environment for the occupants. Our investment provides a strategic investment into the technology and healthcare markets in Australia.

In addition, you should carefully consider the information on our business disclosed in Item 4 of our Annual Report on Form 20-F for the fiscal year ended December 31, 2019 and the Interim Report for the six months ended June 30, 2020 which are herein incorporated by reference.

MANAGEMENT’S DISCUSSION AND ANALYSIS

OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should carefully consider the discussion and analysis of our financial condition and results of operations disclosed in Items 5 and 11 of our Annual Report on Form 20-F for the fiscal year ended December 31, 2019 and the Interim Report for the six months ended June 30, 2020 which are herein incorporated by reference.

MANAGEMENT

You should carefully consider the information disclosed in Item 6 of our Annual Report on Form 20-F for the fiscal year ended December 31, 2019, and the Interim Report for the six months ended June 30, 2020, which are herein incorporated by reference except the discussion under the caption “Compensation” in Item 6 as such sub-section is updated for fiscal 2020 below.

Compensation

Remuneration Principles

Remuneration of all executive and non-executive directors and officers is determined by the Nomination and Remuneration Committee.

We are committed to remunerating senior executives and executive directors in a manner that is market-competitive and consistent with "Best Practice" including the interests of shareholders. Remuneration packages are based on fixed and variable components, determined by the executives' position, experience and performance, and may be satisfied via cash or equity.

Non-executive directors are remunerated out of the aggregate amount approved by shareholders and at a level that is consistent with industry standards. Non-executive directors do not receive performance-based bonuses and prior shareholder approval is required to participate in any issue of equity. No retirement benefits are payable other than statutory superannuation, if applicable.

Our remuneration policy is based on our financial performance and on success of our development and commercializing of our technologies into products or solutions.

The purpose of a performance bonus is to reward individual performance in line with our objectives. Consequently, performance-based remuneration is paid to an individual where the individual's performance clearly contributes to a successful outcome. This is regularly measured in respect of performance against key performance indicators.

We use a variety of key performance indicators to determine achievement, depending on the role of the executive being assessed. These include:

•	Successful in achieving sales targets,
•	Successful contract negotiations,
•	Achievement of research project milestones within scheduled time and/or budget, and
•	Our share price reaching a targeted level on the NASDAQ over a period of time.

Executive Compensation

The following table sets forth all of the compensation awarded to, earned by or paid to each individual who served as executive officers or directors in fiscal 2020 and at the date of this report.

	Short-term Benefits		Post Employment		Share-based		Total
			Benefits		Payments
	Salary &	Other	Super-	Retirement	Shares	Options
	Fees		annulation	Benefits
	A$	A$	A$	A$	A$	A$	A$
Con Unerkov (1)	-	648,655	N/A	N/A	N/A	N/A	648,655
Uwe von Parpart (2)	18,726	N/A	N/A	N/A	N/A	N/A	18,726
Dr. Man-Chung Chan	15,000	N/A	N/A	N/A	N/A	N/A	15,000
Wuhua Zhang	9,000	N/A	N/A	N/A	N/A	N/A	9,000
Dr. Heming Cui (3)	9,950	N/A	N/A	N/A	N/A	N/A	9,950
Luis Puyat (4)	-	N/A	N/A	N/A	N/A	N/A	-
Cecil Ho (5)	N/A	544,866	N/A	N/A	N/A	N/A	544,866
Total	52,676	1,193,521	N/A	N/A	N/A	N/A	1,246,197

(1)	Mr. Con Unerkov was appointed as director and chairman of the Board on May 31, 2019. He is engaged under a service agreement provided by a related company.
(2)	Mr. Uwe von Parpart was appointed as director on December 17, 2019
(3)	Dr. Heming Cui was appointed as director on June 12, 2020.
(4)	Mr. Luis Puyat was appointed as director on January 15, 2021.
(5)	Mr. Cecil Ho is engaged under a service agreement provided by a related company.

Service Agreements

All our directors have formal letters of appointment in place that have been executed and which outline their roles and responsibilities. These appointment letters have no fixed term and the directors' position can be terminated with cause without notice, and subject to the Company's Constitution. The letters of appointment do not provide for any termination payment to directors in the event of being terminated or removed from their positions.

The services of our Chief Executive Officer and Chief Financial Officer are provided, respectively, by our director Mr. Con Unerkov and Mr. Cecil Ho under service agreements entered into by the Company with Sky Energy Limited (with respect to Mr. Unerkov) and Asset Union Limited (with respect to Mr. Ho). The agreements provide for monthly fees of US$41,667 for Mr. Unerkov and US$35,000 for Mr. Ho and each of them may participate in any stock option plan of the Company. Upon a change of control, each of them would be paid an amount equal to 6 months of fees if the agreement is terminated within 3 months of the change of control. Each service agreement can be terminated immediately for serious misconduct, and for all other cases, with 3 months' notice.

Employee Share Option Plan

In August 2020, an Employee Share Option Plan (“ESOP”) was approved and established by the board. The ESOP is available to employee, consultants and eligible persons (as the case may be) of the Company as the board may in its discretion determine. See below under “Description of Share Capital” for more information.

Pension and Retirement Benefits

There was no amount set aside or accrued by the Company to provide pension, retirement or similar benefits as at December 31, 2020 as these amounts were expensed and paid as of this date.

PRINCIPAL SHAREHOLDERS

The following table sets forth information regarding shares of our ordinary shares beneficially owned as of March 2, 2021 by: (i) each of our directors; (ii) all the directors as a group; and (iii) each person known by us to beneficially own five percent or more of the outstanding shares of our common stock. As at March 2, 2021, the Company's number of shareholders of record in the United States is four and their total ownership is 56.12%.

Name (1)	Ordinary Shares	Options Exercisable Within 60 Days	Warrants/ Convertible Note Exercisable Within 60 Days	Total Stock and Stock Based Holdings (1)	% Ownership (2)
Con Unerkov (3) (7)	-	-	-	-	*
Uwe von Parpart (4)	-	-	-	-	-
Dr. Man-Chung Chan	-	-	-	-	-
Wuhua Zhang	-	-	-	-	-
Dr. Heming Cui (5)	-	-	-	-	-
Luis Puyat (6)	-	-	-	-	-
All directors as a group (5 persons)	-	-	-	-	*
Marvel Finance Limited (8)	2,201,412	-	-	2,201,412	27.15%
CIMB Limited (9)	988,408	-	442,713	1,431,121	17.65%
Nextglass Technologies Corp (10)	700,000	-	507,692	1,207,692	14.89%
Mercer Street Global Opportunity Fund, LLC (11)	625,000	-	-	625,000	7.71%

* less than 1%

Notes:
(1)	Except as otherwise indicated, based on information furnished by the owners, we believe that the beneficial owners listed above have sole voting and investment power with respect to all ordinary shares shown as beneficially owned by them, subject to the information contained in the footnotes to this table. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Unless otherwise indicated, the address of the beneficial owner is c/o Integrated Media Technology Limited at 7/F., Siu On Center, 188 Lockhart Road, Wanchai, Hong Kong.
(2)	For purposes of computing the percentage of outstanding ordinary shares held by each person or group of persons named above, any shares that such person or group has the right to acquire within 60 days are deemed outstanding but are not deemed to be outstanding for purposes of computing the percentage ownership of any other person or group. As of the date of the table above on March 2, 2021, there were 7,159,183 outstanding shares and there are convertible notes of 950,405 outstanding entitling the holders to purchase ordinary shares.
(3)	Appointed as a director of the Company on May 31, 2019.
(4)	Appointed as a director of the Company on December 17, 2019.
(5)	Appointed as a director of the Company on June 12, 2020.
(6)	Appointed as a director of the Company on January 15, 2021.
(7)	The person holds less than one percent of the shares in the Company.
(8)	Marvel Finance Limited, a company wholly owned and controlled by former director Dr. Herbert Ying Chiu Lee.
(9)	Pursuant to convertible note purchase agreement and supplement agreement dated January 20, 2020 and February 11, 2020 respectively, CIMB Limited has right to convert about US$1,799,486 at a current downward adjusted conversion price of US$3.00 per share over the term of the convertible promissory note (the “Note”), subject to the maximum number of ordinary shares of the Company issuable upon conversion of the Note to no more than 19.99% of the total issued and outstanding ordinary shares of the Company. As a result, for the purpose of the calculating the right to acquire shares within 60 days, 442,713 shares are deemed to be converted to the ordinary shares of the Company.
(10)	Pursuant to a convertible note purchase agreement and supplement agreement dated December 21, 2020. Nextglass Technologies Corp has the right to convert US$1,650,000 at a conversion price of US$3.25 per share over the term of the convertible promissory note, subject to the maximum number of ordinary shares of the Company issuable upon conversion of such note to no more than 19.99% of the total issued and outstanding ordinary shares of the Company. As a result, for the purpose of the calculating the right to acquire shares within 60 days, 507,692 shares are deemed to be beneficially owned.
(11)	On February 22, 2021 the Company entered into a US$2,500,000 placement agreement with Mercer Street Global Opportunity Fund, LLC at US$4.00 per share for a total of 625,000 ordinary shares.

RELATED PARTY TRANSACTIONS

You should carefully consider the information on our related-party transactions disclosed in Item 7B of our Annual Report on Form 20-F for the fiscal year ended December 31, 2019 and the Interim Report for the six months ended June 30, 2020, which are herein incorporated by reference.

On February 5, 2021, CIMC Marketing Pty Limited, a subsidiary of the Company, acquired 500 million shares representing approximately 15% or A$500,000 (approximately US$381,000) in Xped. Mr, Con Unerkov, the Chairman and Chief Executive Officer of the Company, is also the Chairman and Chief Executive Officer of Xped. Mr. Cecil Ho, the Chief Financial Officer of the Company, is also the Chief Financial Officer of Xped. For further information on the acquisition, see "Business".

MATERIAL CONTRACTS

You should carefully consider the information disclosed in Item 10C of our Annual Report on Form 20-F for the fiscal year ended December 31, 2019 and the Interim Report for the six months ended June 30, 2020, which are herein incorporated by reference.

Sale and Purchase Agreements (“SP Agreements”) to purchase a total of 51% interest in Sunup Holdings Limited (“Sunup”).

On August 6, 2020, IMTE entered into two conditional SP Agreements to buy 25.5% equity interest in Sunup from each of Nextglass and Teko International Limited (“Teko”) for US$750,000 each for a total consideration of US$1,500,000.

The consideration paid was US$750,000 for each of Nextglass Technologies Corp (“Nextglass”) and Teko, and each of them was issued 250,000 ordinary shares in IMTE (the “Consideration Shares”) at US$3.00 per share. Under the SP Agreements, IMTE could also pay a deferred consideration based on five times the annualized earnings for the two years following completion, less the initial consideration of US$750,000.

For the duration of the agreements and until the deferred consideration is determined, Nextglass and Teko have the right to purchase their 25.5% Sunup equity interest back from IMTE through the restitution of the Consideration Shares if IMTE and Sunup terminate the directors and officers of Sunup without cause and without the consent of the Nextglass and Teko.

Purchase of Lamination Line

On December 21, 2020 the Company entered into a contract with RE&I International Limited and Zhenjiang Nextek Glass Film Limited to purchase a company that owns one lamination line for our switchable glass operation for total proceeds of US$1,650,000.

Provision of Credit Risk Analysis on China’s Financial Markets

On December 21, 2020, the Company entered into a subscription agreement to subscribe for up to a 60% equity interest in Greifenberg for a total subscription amount of US$1,200,000. The initial subscribed amount is US$500,000, which is due on or before January 10, 2021 and the Company has the option to subscribe for an additional US$700,000 if Greifenberg achieves certain milestones after May 31, 2021. Greifenberg does not currently have operations but will be in the business of providing credit risk analysis on China’s financial markets.

Purchasing Product Designs and Moulds for New Filter Design

On December 21, 2020, Sunup, the Company’s subsidiary entered into an assignment agreement to take up the rights to a Product Development Agreement for two new air filters. The contract provides for Sunup to own the trademark and the right to use the product design and the distribution right to sell the air filter products worldwide. The total investment costs for the product development is approximately US$728,000 (South Korean Won 800 Million).

Supplemental Agreement with Nextglass on Adjusting Subscription Price

On December 21, 2020, the Company signed a letter agreement to adjust the subscription price of a Convertible Note Purchase Agreement dated August 6, 2020 from US$3.00 per share to US$3.25 per share. In addition, the noteholder agreed not to seek repayment and or conversion of Shares in the Company for a period of 2 months after the issuance of the Convertible Note which is expected to be on or before December 24, 2020.

Private Placement of the Company's Shares with Individual Subscribers

On March 4, 2021, the Company entered into subscription agreements in a private placement with twelve investors outside the United States to subscribe a total of 573,350 shares in the Company at a price of US$4.00 per share for total proceeds of US$2,293,400. The use of the proceeds is to build out of manufacturing infrastructure and working capital.

FINANCIAL INFORMATION

You should carefully consider the financial information disclosed in Item 8 and Item 18 of our Annual Report on Form 20-F for the fiscal year December 31, 2019 and the Interim Report for the six months ended June 30, 2020, which are herein incorporated by reference.

SELLING SHAREHOLDER

The table below lists the selling shareholder (the "Selling Shareholder") and other information regarding the beneficial ownership of our ordinary shares by the Selling Shareholder as of March 2, 2021.

	Ordinary Shares Beneficially Owned prior to the Offering(1)		Maximum Number of Ordinary Shares to Be Sold pursuant to this Prospectus	Ordinary Shares Beneficially Owned after the Offering(1)(3)
Name of Selling Shareholder and address	Number	Percentage (2)		Number	Percentage (3)
Mercer Street Global Opportunity Fund, LLC 107 Grand Street, 7th Floor New York NY 10013	625,000	8.73%	625,000	-	-

(1)	Beneficial ownership is determined in accordance with Section 13(d) of the Exchange Act and generally includes voting and investment power with respect to securities and including any securities that grant the Selling Shareholder the right to acquire our ordinary shares within 60 days of the date of this prospectus.
(2)	Applicable percentage of ownership is based on 7,159,183 ordinary shares outstanding as of March 2, 2021.
(3)	Assumes that the Selling Shareholder disposes of all of the ordinary shares covered by this prospectus and does not acquire beneficial ownership of any additional ordinary shares.

PLAN OF DISTRIBUTION

The Selling Shareholder of the securities and any of its pledgees, assignees and successors-in-interest, may, from time to time, sell any or all of its ordinary shares covered by this prospectus on the Nasdaq Capital Market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices.

The Selling Shareholder may use any one or more of the following methods when selling securities:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;
•	settlement of short sales;
•	in transactions through broker-dealers that agree with the Selling Shareholder to sell a specified number of such securities at a stipulated price per security;
•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
•	a combination of any such methods of sale; or
•	any other method permitted pursuant to applicable law.

The Selling Shareholder may also sell securities under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Shareholder may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Shareholder (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the securities or interests therein, the Selling Shareholder may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Shareholder may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Shareholder may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Shareholder and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The Selling Shareholder has informed IMTE that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

IMTE is required to pay certain fees and expenses incurred by IMTE incident to the registration of the securities. IMTE has agreed to indemnify the Selling Shareholder against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

DESCRIPTION OF SHARE CAPITAL

General

IMTE is a public corporation registered under the Australian Corporations Act. Our corporate affairs are principally governed by our Constitution and the Corporations Act. Our ordinary shares trade on The NASDAQ Capital Market.

The Australian law applicable to our Constitution is not significantly different than a U.S. company's charter documents except we do not have a limit on our authorized share capital and the concept of par value is not recognized under Australian law.

Subject to restrictions on the issue of securities under our Constitution, the Corporations Act, and any other applicable law, we may at any time issue shares and grant options or warrants on any terms, with the rights and restrictions and for the consideration that our board of directors determine.

The rights and restrictions attaching to ordinary shares are derived through a combination of our Constitution, the common law applicable to Australia, the Corporations Act and other applicable law. A general summary of some of the rights and restrictions attaching to our ordinary shares are summarized below. Each ordinary shareholder is entitled to receive notice of, and to be present, vote and speak at, general meetings.

In addition, you should carefully consider the information disclosed in Item 10 of our Annual Report on Form 20-F for the fiscal year ended December 31, 2019, which is herein incorporated by reference.

Changes to Our Share Capital

On May 2, 2017, we effected a 30-for-1 consolidation of our ordinary shares. As a result, every thirty shares of our then issued and outstanding ordinary shares was consolidated into one ordinary share. As of December 31, 2017, we had 2,643,611 (79,301,852 before the consolidation) ordinary shares outstanding but no outstanding options and warrants.

Since January 1, 2018, the following changes have been made to our ordinary share capital (without giving effect to the share consolidation):

1.	On July 17, 2018, the Company issued 25,275 ordinary shares at a share price of US$14.45 (or about A$ 19.456) per share for a total subscription proceeds of A$491,750 for settlement of consultancy service payment.
2.	On December 12, 2018, the shareholder of the Company approved the conversion of A$8,000,000 of debt owed to Marvel Finance Limited, the ultimate holding company, by the issuance of 708,500 shares in the Company.
3.	On February 27, 2020, the Company issued 158,730 ordinary shares at a share price of US$6.30 per share for a total subscription proceeds of US$1,000,000.
4.	On May 18, 2020, the Company issued 126,984 ordinary shares as a result of the exercise of warrants (the “Warrants”) pursuant to Securities Purchase Agreement entered into on February 20, 2020. The Warrants were exercised by means of a cashless exercise pursuant to conditions in the form of warrant.
5.	On July 28, 2020, the Company issued 700,000 ordinary shares at a share price of US$3.00 per share for the conversion of debt pursuant to debt conversion agreement dated July 25, 2020.
6.	On September 15, 2020, the Company issued 450,000 ordinary shares at a share price of US$3.00 per share to raise US$1,350,000 for working capital.
7.	On September 15, 2020, the Company issued 4,471 ordinary shares at a share price of US$3.81 per share for the provision of IT development.
8.	On September 17, 2020, the Company issued 500,000 ordinary shares at a share price of US$3.00 per share to acquire 51% interest in Sunup Holdings Limited.
9.	On October 6, 2020, the Company issued 241,667 ordinary shares as a result of the conversion of convertible promissory note for the conversion of debt of US$725,000.
10.	On October 6, 2020, the Company and its subsidiaries settled the interest accrued of A$174,811 by issuing 46,741 shares to the Noteholder of Convertible Promissory Note dated January 20, 2020.
11.	On December 2, 2020, the Company issued 600,000 ordinary shares at a share price of US$3.00 per share to raise US$1,800,000 for working capital.
12.	On December 21, 2020, the Company entered into a placement agreement selling 307,692 shares in the Company at a price of US$3.25 shares raising US$1.0 million.
13.	On December 21, 2020, the Company completed the US$1.65 million convertible debt agreement. The Convertible Note is without interest, matures in 2 years from the date of the Convertible Note and is convertible into ordinary share of the Company at a conversion price of US$3.25 for the period from 2 months after the issuance of the Convertible Note to its maturity.
14.	On January 15, 2021 the Company entered into conditional convertible debt agreements, subject to Shareholders approval, with a director and an officer of the Company to issue up to 401,939 shares in the Company at a price of US$3.61 per share for settling total debts of US$1,451,000.
15.	On February 2, 2021, the Company issued 17,744 ordinary shares at a share price of US$3.6125 per share for a total subscription amount of US$64,100 (A$84,000) for the performance remuneration.
16.	On February 5, 2021, the Company issued 2,768 ordinary shares at a share price of US$3.6125 per share for a total subscription amount of US$10,000 (A$13,000) for the performance remuneration.
17.	On February 22, 2021, the Company issued 625,000 ordinary shares at a share price of US$4.00 per share to raise US$2,500,000 (A$3,289,000) for working capital.
18.	On March 4, 2021, the Company entered into subscription agreements in a private placement with twelve investors outside the United States to subscribe a total of 573,350 shares in the Company at a price of US$4.00 per share for total proceeds of US$2,293,400.

Ordinary Shares

Each ordinary share entitles the holder thereof to one vote at any meeting of IMTE's shareholders. The holder of Common Shares is entitled to receive if, as and when declared by the Board, dividends in such amount as shall be determined by the Board. The holders of ordinary shares have the right to receive the Company's remaining property in the event of a liquidation, dissolution or winding up, whether voluntary or involuntary.

Warrants

On February 20, 2020 the Company entered into a Securities Purchase Agreement for the sale of 158,730 ordinary shares of the Company and warrants (“Warrants”) to purchase up to 126,984 ordinary shares. The Warrants were exercisable for the period of 12 months from the date of issuance, at an exercise price of US$10.50 per Share. If the volume weighted average price (“VWAP”) of the Company’s ordinary shares on the trading day immediately prior to the exercise date is less than US$10.50, then the Warrants may be exercised at such time by means of a cashless exercise where each Warrant exercised would receive one Share without any cash payment to the Company. On May 12, 2020, all the Warrants were exercised by means of a cashless exercise.

Options

The Company had no employee share options outstanding as of December 31, 2020.

In August 2020, an Employee Share Option Plan (“ESOP”) was approved and established by the board. The ESOP is available to employee, consultants and eligible persons (as the case may be) of the Company as the board may in its discretion determine. The total number of the shares which may be offered by the Company under the ESOP shall not at any time exceed 5% of the Company's total issued shares when aggregated with the number of shares issued or that may be issued as a result of offers made at any time during the previous 3-year period.

The shares are to be issued at a price determined by the board. The options are to be issued for no consideration. The exercise price, duration and other relevant terms of an option is to be determined by the board at its sole discretion.

In September 2020, we granted options to subscribe up to 261,000 ordinary shares to employees, directors and consultants under the ESOP. The ESOP is a two-year plan with the vesting schedule that 50% of the shares vest six months after the vesting commencement date and the balance of the shares vest on the first anniversary of the vesting commencement date. The exercise prices range from US$3.50 to US$3.70 per share. Each option when exercised entitles the option holder to one ordinary share in the Company. Options are exercisable on or before an expiry date, do not carry any voting or dividend rights and are not transferable except on death of the option holder.

Our Constitution

You should carefully consider the information disclosed in Item 10B of our Annual Report on Form 20-F for the fiscal year ended December 31, 2019, which is herein incorporated by reference.

General Meetings of Shareholders

You should carefully consider the information disclosed in Item 10B of our Annual Report on Form 20-F for the fiscal year ended December 31, 2019, which is herein incorporated by reference.

Foreign Ownership Regulation

You should carefully consider the information disclosed in Item 10B of our Annual Report on Form 20-F for the fiscal year ended December 31, 2019, which is herein incorporated by reference.

Ownership Threshold

You should carefully consider the information disclosed in Item 10B of our Annual Report on Form 20-F for the fiscal year ended December 31, 2019, which is herein incorporated by reference.

Issues of Shares and Change in Capital

You should carefully consider the information disclosed in Item 10B of our Annual Report on Form 20-F for the fiscal year ended December 31, 2019, which is herein incorporated by reference.

Access to and Inspection of Documents

You should carefully consider the information disclosed in Item 10B of our Annual Report on Form 20-F for the fiscal year ended December 31, 2019, which is herein incorporated by reference.

Exchange Controls

You should carefully consider the information disclosed in Item 10D of our Annual Report on Form 20-F for the fiscal year ended December 31, 2019, which is herein incorporated by reference.

Exemptions from certain Nasdaq Corporate Governance Rules

The Nasdaq listing rules allow for a foreign private issuer, such as IMTE, to follow its home country practices in lieu of certain of the Nasdaq’s corporate governance standards. In connection with our Nasdaq Listing Application, we have relied on and expect to continue to rely on exemptions from certain corporate governance standards that are contrary to the laws, rules, regulations or generally accepted business practices in Australia. These exemptions are described below:

•	Although the majority of our directors currently qualify as independent under the Nasdaq Listing Rules, we have relied on and expect in the future to continue to rely on an exemption from these independence requirements for a majority of our board of directors as prescribed by Nasdaq Listing Rules.

•	We have relied on and expect to continue to rely on an exemption from the requirement that our independent directors meet regularly in executive sessions under Nasdaq Listing Rules.

•	We have relied on and expect to continue to rely on an exemption from the quorum requirements applicable to meetings of shareholders under Nasdaq Listing Rules. In compliance with Australian law, our Constitution provides that three shareholders present, in person or by proxy, attorney or a representative, shall constitute a quorum for a general meeting. Nasdaq Listing Rules require that an issuer provide for a quorum as specified in its by-laws for any meeting of the holders of ordinary shares, which quorum may not be less than 33.3% of the outstanding shares of an issuer’s voting ordinary shares. Accordingly, because applicable Australian law and rules governing quorums at shareholder meetings differ from Nasdaq’s quorum requirements, we seek to claim this exemption.

•	We have relied on and expect to continue to rely on an exemption from the requirement prescribed by Nasdaq Listing Rules that issuers obtain shareholder approval prior to the issuance of securities in connection with certain acquisitions, private placements of securities, or the establishment or amendment of certain stock option, purchase or other compensation plans. Due to differences between Australian law and rules and the Nasdaq shareholder approval requirements, we seek to claim this exemption.

TAXATION

You should carefully consider the information disclosed in Item 10E of our Annual Report on Form 20-F for the fiscal year ended December 31, 2019, which are herein incorporated by reference.

CHANGE IN REGISTRANT'S CERTIFYING ACCOUNTANT

On January 15, 2019 Ramirez Jimenez International CPAs ("RJI") was appointed as our independent registered PCAOB audit firm for U.S. reporting purposes. Neither we, nor anyone on our behalf, consulted RJI prior the engagement of RJI regarding any of the matters set forth in Item 16F(a)(2)(i) and (ii).

RJI’s appointment was approved by our audit committee. There were no disagreements with our prior audit firm.

EXPENSES

The following table sets forth an estimate of the fees and expenses payable by us in connection with the potential sale of the ordinary shares covered by this prospectus (other than any sales commissions or discounts, which will be paid by the Selling Shareholder). The estimates to not include expenses related to offerings of particular securities. Any prospectus supplement describing an offering of securities will reflect the estimated expenses related to the offering of securities under that prospectus supplement. All amounts shown are estimates except for the SEC registration fee.

SEC registration fee	A$	288
Printing expenses		1,000
Legal fees and expenses		16,000
Accounting fees and expenses		5,000

Total	A$	22,288

LEGAL MATTERS

The validity of the Shares to be registered in the offering under this prospectus will be passed upon by our Australian counsel, Rimon Law.

EXPERTS

The audited consolidated financial statements included in the Annual Report on Form 20-F for the years 2018 and 2019, and unaudited financial statements included in the Interim Report for the six months ended June 30, 2020 incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the report of Ramirez Jimenez International CPAs, independent registered public accounting firm, upon the authority of said firm as experts in auditing and accounting. The office of Ramirez Jimenez International CPAs is located at 18012 Sky Park Circle, Suite 200, Irvine, CA 92614.

The audited financial statements included in the Annual Report on Form 20-F for the year 2017 incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the report of HKCMCPA Company Limited, independent registered public accountants, upon the authority of said firm as experts in auditing and accounting. The office of HKCM CPA & Co (Predecessor Firm: HKCMCPA Company Limited) is located at 15th Floor, Aubin House, 171-172 Gloucester Road, Wan Chai, Hong Kong.

ENFORCEABILITY OF CIVIL LIABILITIES

We are a public limited company incorporated under the laws of Australia. Certain of our directors are non-residents of the United States and substantially all of their assets are located outside the United States. As a result, it may not be possible for you to:

•	effect service of process within the United States upon our non-U.S. resident directors or on us;

•	enforce in U.S. courts judgments obtained against our non-U.S. resident directors or us in the United States courts in any action, including actions under the civil liability provisions of U.S. securities laws;

•	enforce in U.S. courts judgments obtained against our non-U.S. resident directors or us in courts of jurisdictions outside the United States in any action, including actions under the civil liability provisions of U.S. securities laws; or

•	bring an original action in an Australian court to enforce liabilities against our non-U.S. resident directors or us based solely upon U.S. securities laws.

You may also have difficulties enforcing in courts outside the United States judgments that are obtained in U.S. courts against any of our non-U.S. resident directors or us, including actions under the civil liability provisions of the U.S. securities laws.

With that noted, there are no treaties between Australia and the United States that would affect the recognition or enforcement of foreign judgments in Australia. We also note that investors may be able to bring an original action in an Australian court against us to enforce liabilities based in part upon U.S. federal securities laws. The disclosure in this section is not based on the opinion of counsel.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We are subject to periodic reporting and other informational requirements of the Exchange Act as applicable to foreign private issuers. We also have a registration statement on Form F-3 filed with the SEC, including relevant exhibits, under the Securities Act with respect to the Securities that may be offered by this prospectus. This prospectus, which constitute a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits. As this prospectus does not contain all of the information contained in the registration statement, you should read the registration statement and its exhibits for further information with respect to us and our securities. All information that we file with the SEC is available through the SEC’s Electronic Data Gathering, Analysis and Retrieval system, which may be accessed through the SEC’s website at www.sec.gov. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-732-0330. You can request copies of these documents upon payment of a duplicating fee, by writing to the SEC. Please visit the SEC’s website at www.sec.gov for further information on the SEC’s Public Reference Room.

We are subject to periodic reporting and other informational requirements of the Exchange Act as applicable to foreign private issuers. Our annual report on Form 20-F for the year ending December 31, 2019 has been filed with the SEC and an annual report on Form 20-F for subsequent years will be due within four months following the fiscal year end. We are not required to disclose certain other information that is required from U.S. domestic issuers. As a foreign private issuer, we are exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements, and our executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act and also from Regulation FD (Fair Disclosure), which was adopted to ensure that select groups of investors are not privy to specific information about an issuer before other investors.

We are, however, still subject to the anti-fraud and anti-manipulation rules of the SEC, such as Rule 10b-5 of the Exchange Act. Since many of the disclosure obligations required of us as a foreign private issuer are different than those required by companies filing as a domestic issuer, our shareholders, potential shareholders and the investing public in general should not expect to receive information about us in the same amount and at the same time as information is received from, or provided by, companies filing as a domestic issuer. We are liable for violations of the rules and regulations of the SEC that apply to us as a foreign private issuer.

Only the specific documents incorporated by reference in the accompanying prospectus, or incorporated by reference in this prospectus, are to be deemed incorporated by reference into this prospectus and the registration statement of which they are a part. No information available on or through our website, or any other website, shall be deemed incorporated by reference into this prospectus.

Upon written or oral request, we shall provide without charge to each person to whom a copy of this prospectus is delivered a copy of any or all of the documents that are incorporated by reference to this prospectus but not delivered with this prospectus. You may request a copy of these filings by contacting us at Suite 801, 8/F., Siu On Center, 188 Lockhart Road, Wanchai, Hong Kong, Attention Cecil Ho, Joint Company Secretary, telephone +852 2989 0200. Our website address is www.imtechltd.com., telephone +61 3 8692 7222.

DISCLOSURE OF SEC’S POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITY

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons of IMTE, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Integrated Media Technology Limited

625,000 Ordinary Shares

Prospectus

March 19, 2021

No dealer, salesperson or any other person is authorized to give any information or make any representations in connection with this offering other than those contained in this prospectus and, if given or made, the information or representations must not be relied upon as having been authorized by us. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the securities offered by this prospectus, or an offer to sell or a solicitation of an offer to buy any securities by anyone in any jurisdiction in which the offer or solicitation is not authorized or is unlawful.